Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600	FAX: (781) 895-0611

Contacts

For Investors:	For Media:
Carol Hausner	Barbara Yates
Executive Director, Investor Relations and	The Yates Network
Corporate Communications	(781) 258-6153
ImmunoGen, Inc.
(781) 895-0600
info@immunogen.com

ImmunoGen, Inc. Announces Addition of
Kristine Peterson and Dean Mitchell to its Board of Directors

WALTHAM, MA, January 30, 2012 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops targeted anticancer therapeutics using its antibody expertise, today announced the addition of Kristine Peterson and Dean Mitchell to the Company’s Board of Directors.

“Both Kris and Dean have more than 25 years of experience in the healthcare industry, including extensive expertise in product development and commercialization,” commented Stephen McCluski, Chairman of the Board. “As ImmunoGen’s product pipeline continues to advance and expand, this expertise has become increasingly important in shaping corporate direction and priorities.”

Ms. Peterson is CEO of Valeritas, Inc., and also a director on its board. She previously was Company Group Chairman, Biotech Business, at Johnson & Johnson, where she was responsible for research, development, manufacturing, and commercialization of oncology, immunology, and other biotechnology therapeutics for the company. Prior to joining J&J in 2004 as Executive VP, Pharmaceutical Group Strategic Marketing, Ms. Peterson had a twenty-year career with Bristol-Myers Squibb, rising through the organization to become Senior VP, Global Marketing before taking Senior VP and President roles at Biovail Corporation in 2003. Ms. Peterson is active in the Biotechnology Industry Organization (BIO) and also serves on the board of Amarin Corporation.

Mr. Mitchell is President and CEO of Lux Biosciences, Inc., and also a director on its board. He previously was President and CEO of Alpharma, Inc. and, before that, of Guilford Pharmaceuticals. Prior to joining Guilford in 2004, Mr. Mitchell held senior-level positions at Bristol-Myers Squibb, including President, International Pharmaceuticals and President, North America Primary Care. Prior to joining Bristol-Myers Squibb in 2001, Mr. Mitchell had a fourteen-year career with GlaxoSmithKline, Inc., becoming Senior Vice President, Clinical Development and Product Strategy in 2000. Mr. Mitchell is also a director of Intrexon Corporation and of Ista Pharmaceuticals.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using the Company’s expertise in tumor biology, monoclonal antibodies, potent cancer-cell killing agents and engineered linkers. The Company’s Targeted Antibody Payload (TAP) technology uses monoclonal antibodies to deliver one of ImmunoGen’s proprietary cancer-cell killing agents specifically to tumor cells. There are now numerous TAP compounds in clinical development with a wealth of clinical data reported. ImmunoGen’s collaborative partners include Amgen, Bayer HealthCare Pharmaceuticals, Biotest, Lilly, Novartis, Roche, and Sanofi. The most advanced compound using ImmunoGen’s TAP technology, trastuzumab emtansine (T-DM1), is in Phase III testing through the Company’s collaboration with Genentech, a member of the Roche Group. More information about ImmunoGen can be found at www.immunogen.com.

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